Transition and Consulting Agreement

Effective as of July 1, 2021 (the “Effective Date”), John Wiley & Sons, Inc. (“Wiley”) and The Kissner Group LLC (“Kissner” or “you”) have agreed to enter into this Transition and Consulting Agreement (“Transition Agreement”), setting forth the terms and conditions under which Kissner shall provide certain post-employment transition and consulting services that are described below (the “Services”).

1. Transition Period:   Effective June 30, 2021, Kissner’s prior employment with Wiley as Group Executive Vice President terminated.  Kissner will provide consulting and transition services to Wiley, on an as-needed basis, beginning no earlier than July 1, 2021 and continuing through September 30, 2021 (“Consulting Period”). The parties further agree that by mutual written agreement they may choose to extend the Consulting Period for consecutive thirty (30) day periods.  Such agreement(s) shall be entered into no later than thirty (30) days from the expiration of the current expiration date of the Consulting Period.  Acknowledgement of this agreement may be provided and communicated by email or other writing.   During the Consulting Period, Kissner will make himself available to provide consulting services within his area of expertise and, as requested by Wiley.  Such Services will consist of providing services or briefing information regarding any matters for which Kissner had responsibility during his employment.  Kissner shall exercise the highest degree of professionalism and utilize his expertise and creative talents in performing the Services. In connection with the provision of the Services, Kissner will be provided with support from a Wiley Executive Assistant.

2. Independent Contractor Status.  During the Consulting Period, Kissner agrees and understands that his status will be that of an independent contractor and not an employee. Kissner shall have no authority to bind Wiley to any contractual obligations, whether written, oral or implied. No payments under this agreement shall be deemed to be compensation or salary to you and Kissner acknowledges and understands that during the Consulting Period, he will not be entitled to any of the benefits offered by Wiley to its employees, such as group insurance, workers compensation insurance coverage or retirement benefits, other than those set forth in this Agreement, the Separation Agreement and Release Agreement or otherwise provided by law.   As an independent contractor, Kissner is solely liable for payments of any applicable income taxes and Wiley will not withhold any amounts from Kissner’s fee for this purpose.  Kissner agrees not to hold himself out as, or give any person reason to believe, that he is an employee, agent, or partner of Wiley.

3. Fee and Schedule. In consideration for the Services set forth above, Wiley agrees to pay Kissner, on a retainer basis, the amount of $20,000, on or about the first day of each month from July 1, 2021 through September 30, 2021.  This retainer payment is intended to pay for 3 months of Kissner’s transition and consulting Services. The parties do not intend that Kissner will work more than one (1) 8-hour day per week.  In the event the Company requires and requests Kissner’s services more than one (1) 8-hour day per week, Kissner will invoice Wiley for those additional services at the rate of $5,000 per 8-hour day. The parties likewise do not intend that Kissner will work more than twenty percent (20%) of the average time that he worked over the 36 month period ending on June 30, 2021 and, accordingly, it is intended that he has a “separation from service” for purposes of Internal Revenue Code Section 409A. Kissner acknowledges and agrees that he will receive an IRS Form 1099-Misc from Wiley and shall be solely responsible for all federal, state and local taxes.

4. Expenses.  In addition to the retainer specified in Paragraph 3, Kissner will be provided with reimbursement for any reasonable expenses, connected with his consulting services, for such items as meals, tolls, travel expenses and hotel charges.  Payment for such expenses will be made based upon itemized expense records and supporting receipts (for expenses exceeding $25.00 each) submitted by Kissner to Wiley and will be promptly paid, but in any event no later than the end of the calendar year following the calendar year in which the expense was incurred.

5. Other Employment.  During  the Consulting Period Kissner will be free to pursue other employment or consulting engagements with third parties and/or render services to others, whether or not such services are performed in a consulting capacity, provided that Kissner does not compete with Wiley (as that term is defined in paragraph 7(B) of Kissner’s Separation and Release Agreement) or provide such services which may interfere with or create a possible conflict of interest with respect to timely completion of the services to Wiley that are provided for by this Agreement. Nothing contained herein relieves Kissner of his obligations set out in Paragraph 7(B) of the Separation Agreement and General Release between Kissner and Wiley.

6.  Intellectual Property. Kissner agrees that all materials, including but not limited to writings, documents, summaries or other matters provided, created or written by him or by Wiley in the course of performing the Services hereunder, shall be and remain the sole and exclusive property of Wiley and considered a work made for hire on behalf of Wiley and Wiley shall own the copyright and all the rights comprised in the copyright for the Materials.  To the extent the materials do not qualify as a work made for hire, Kissner hereby conveys, transfers and assigns to Wiley all right, title and interest (including copyright) in and to the materials including the right, by itself or with others, throughout the universe, to print, publish, republish, transmit and distribute the materials and to prepare, publish, transmit and distribute derivative works based on the Materials, in all languages and in all media of expression now known or later developed, and to license or permit others to do so. Wiley shall have the right to make alterations to the Materials. In the event Wiley has approved Kissner’s use of subcontractors in the creation of the Materials, Kissner shall obtain a transfer of rights equivalent to the rights granted in this agreement from each subcontractor on Wiley’s behalf.

7. Confidentiality, Data Privacy and Information Security.

(a)
Confidentiality. Kissner agrees that during the Consulting Period and thereafter, he shall regard as confidential and proprietary all of the information communicated to him by Wiley or its affiliates in connection with his performance of Services under this Agreement (which information shall at all times be the property of Wiley or its affiliates) or information developed by him in the course of performing the Services. Kissner shall use the Confidential Information solely as necessary to perform the Services and shall not use any Confidential Information for his own benefit or the benefit of any third party or in such a way as to obtain commercial advantage over Wiley. Kissner shall use reasonable efforts to protect the Confidential Information from disclosure including keeping any electronic copies of the Confidential Information (including the Materials) on a password protected computer and not storing it on any network. Upon conclusion of the Services or upon Wiley’s request, you shall return or destroy all Confidential Information (and shall provide a certificate of destruction upon Wiley’s request).

(b)	Data Privacy.

i.
In performing the Services under this agreement, Kissner represents and warrants that it will observe and comply with all applicable current and future (1) data privacy laws and (2) security laws. Kissner shall (i) process personal data in accordance with Wiley’s instructions and only to fulfill Kissner’s obligations under this agreement; (ii) ensure persons authorized to process personal data have committed themselves to confidentiality or are under an appropriate statutory obligation of confidentiality; and (iii) maintain effective information security measures to protect personal data from unauthorized disclosure or use.

8. No minimum work/exclusivity. Kissner agrees that Wiley is not required to provide any minimum amount of work or payment to the Kissner over and above the aforementioned $20,000 monthly fee and that Wiley may engage other individuals or companies to provide similar services.

9. General.   This agreement is for your personal services.  Neither this agreement nor any of Kissner’s obligations may be assigned without Wiley’s prior written consent.  Subject to the foregoing, this agreement shall be binding on and inure to the benefit of the subsidiaries and assigns of the parties.  As used herein, “including” means “including without limitation” and is not a limiting term.  This agreement constitutes the entire understanding between the parties with respect to the subject matter set forth herein.   This agreement may not be changed in whole or in part except by written agreement of the parties.  No waiver by either party of any provision of this agreement shall constitute a continuing waiver of such provision or a waiver of any other provision of this agreement.  Any waiver must be in writing.  All notices shall be sent in writing to the addresses set forth above (or such other address as a party advises in writing), with a copy of any notice to Wiley sent to John Wiley & Sons, Inc., 111 River Street, Hoboken NJ 07030 Attn: EVP & General Counsel. All notices will be deemed given on the earlier of (a) actual receipt, or (b) the next business day after deposit by overnight courier service, or (c) the next business day after deposit by certified mail.

10. Governing Law and Dispute Resolution.

This agreement and any dispute arising out of or in connection with it (including non-contractual disputes or claims) will be governed by the laws of, and without regard to conflict of law rules or rules requiring construction against the drafter, the State of New York, and any dispute must be brought within a court of competent jurisdiction within New York, New York.

This agreement and any dispute arising out of or in connection with it (including non-contractual disputes or claims) will be governed by the laws of the country as set out below, which correspond to the Wiley entity which has entered into this agreement, without regard to any conflict of law rules requiring construction against the drafter:

Each party hereby consents and submits to the exclusive jurisdiction of such forum and waives any objection to venue in such nominated forum.

11. Data Protection You acknowledge that, during the term of this agreement and thereafter (for as long as necessary), Wiley and its licensee and subcontractors may process your personal data, including storing or transferring data outside of the country of your residence, to process transactions related to this agreement and to communicate with you and that Wiley has a legitimate interest in processing your data. By entering into this agreement, you agree to the processing of your personal data. Wiley shall comply with all applicable laws, statutes and regulations relating to data protection and privacy and shall process such personal data in accordance with Wiley’s Privacy Policy located at: http://www.wiley.com/go/privacy.

[Signature Page Follows]

ACCEPTED AND AGREED:

John Wiley & Sons, Inc.
/s/ Matthew Kissner	By: /s/ Danielle McMahan
The Kissner Group LLC	Danielle McMahan
EVP and Chief People Officer

June 11, 2021	June 15, 2021
Date	Date

4